Exhibit 10.3

                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

            THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT, made as of the 22nd day of January 2002, among FIRST LEESPORT BANCORP, INC. ("Bancorp"), a Pennsylvania business corporation having a place of business at 1240 Broadcasting Road, Wyomissing, Pennsylvania, LEESPORT BANK (the "Bank"), a Pennsylvania banking institution having a place of business at 1240 Broadcasting Road, Wyomissing, Pennsylvania, and RAYMOND H. MELCHER ("Executive"), an adult individual.

                                   BACKGROUND:

            1. Bancorp, Bank (as successor by merger to The First National Bank of Leesport), and Executive are presently parties to an employment agreement, dated June 15, 1998 (the "Employment Agreement"), a copy of which is attached as Exhibit "A."

            2. For ease of administration, Bancorp desires to amend certain of its outstanding employment agreements with executive officers, including the Employment Agreement, to provide for a uniform termination date of December 31 by extending the existing termination date under the Employment Agreement.

            3. Executive has agreed to amend the Employment Agreement to provide for a termination date of December 31 by extending the existing term of the Employment Agreement.

                                   AGREEMENT:

            NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

            1. Amendment of Term of Agreement. Section 3(a) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

            "(a) This Agreement shall be for a period (the "Employment Period") commencing on the date of the Employment Agreement and ending on December 31, 2004; provided, however, that the Employment Period shall be automatically extended on January 1, 2003 and on January 1 of each subsequent year (each an "Annual Renewal Date") for a period ending three (3) years from each Annual Renewal Date unless Bancorp or Executive shall give written notice of nonrenewal to the other party at least ninety (90) days prior to an Annual Renewal Date, in which event this Agreement shall terminate at the end of the then existing Employment Period."

            2. Ratification of Agreement. Except as otherwise provided in this First Amendment to Employment Agreement, all terms and conditions of the Employment Agreement remain in full force and effect, and nothing contained in this First Amendment to Employment Agreement shall be deemed to alter or amend any provision of the Employment Agreement except as specifically provided herein. References in the Employment Agreement to the "Agreement" shall be deemed to be references to the Agreement as amended hereby. References in the Employment Agreement to the "First National Bank of Leesport" or the "Bank" shall be deemed to be references to the Bank as defined herein.

            3. Waiver. No provision of this First Amendment to Employment Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Boards of Directors of Bancorp or the Bank. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this First Amendment to Employment Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

            4. Assignment. This First Amendment to Employment Agreement shall not be assignable by any party, except by Bancorp or the Bank to an affiliate of Bancorp or to any successor in interest to their respective businesses.

            5. Entire Agreement. This First Amendment to Employment Agreement contains the entire agreement of the parties relating to the subject matter hereof.

            6. Successors; Binding Agreement.

                  (a) This First Amendment to Employment Agreement shall inure to the benefit of and be binding on Bancorp and the Bank and any of their successors or permitted assigns.

                  (b) This First Amendment to Employment Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees.

            7. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.


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

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                   FIRST LEESPORT BANCORP, INC.

                                   By  /s/  Jenette L. Eck
                                     -------------------------------------------

                                   Attest:  /s/  Lori A. Heyer
                                          --------------------------------------

                                                      ("Bancorp")

                                   LEESPORT BANK

                                   By  /s/  Jenette L. Eck
                                     -------------------------------------------

                                   Attest:  /s/  Lori A. Heyer
                                          --------------------------------------

                                                        ("Bank")

Witness:

  /s/  Lori A. Heyer               /s/  Raymond H. Melcher, Jr.
--------------------------        ----------------------------------------------
                                           Raymond H. Melcher, Jr.

                                                  ("Executive")


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

                                    EXHIBIT A

                              EMPLOYMENT AGREEMENT

            THIS AGREEMENT, made as of the 15th day of June 1998, among FIRST LEESPORT BANCORP, INC. ("Bancorp"), a Pennsylvania business corporation having a place of business at 133 North Centre Avenue, Leesport, Pennsylvania, THE FIRST NATIONAL BANK OF LEESPORT ("Bank"), a national banking association having a place of business at 133 North Centre Avenue, Leesport, Pennsylvania, and RAYMOND H. MELCHER, JR. ("Executive"), an individual residing at 118 Durham Drive, Wyomissing, Pennsylvania.

                                   WITNESSETH:

            WHEREAS, Bank is the wholly owned banking subsidiary of Bancorp;

            WHEREAS, Bancorp and Bank desire to employ Executive to serve in the capacity of President and Chief Executive Officer of each of Bancorp and Bank on the terms and conditions set forth herein;

            WHEREAS, Executive desires to accept employment with Bancorp and Bank on the terms and conditions set forth herein.

                                   AGREEMENT:

            NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

            1. Employment. Bancorp and Bank each hereby employ Executive, and Executive hereby accepts employment with Bancorp and Bank, on the terms and conditions set forth in this Agreement.

            2. Duties of Employee. Executive shall perform and discharge well and faithfully such duties as an executive officer of Bancorp and of Bank as may be assigned to Executive from time to time by the respective Boards of Directors of Bancorp and of Bank. Executive shall be employed as President and Chief Executive Officer of Bancorp and of Bank, and shall hold such other titles as may be given to him from time to time by the respective Boards of Directors of Bancorp and of Bank. Executive shall devote his full time, attention and energies to the business of Bancorp and of Bank during the Employment Period (as defined in Section 3 of this Agreement); provided, however, that this Section 2 shall not be construed as preventing Executive from (a) investing Executive's personal assets in enterprises that do not compete with Bancorp or Bank or (b) being involved in any other activity with the prior approval of the Board of Directors of Bancorp and Bank.

            3. Term of Agreement.

                  (a) This Agreement shall be for a three (3) year period (the "Employment Period") commencing on June 15, 1998 and ending on June 14, 2001; provided, however, that the Employment Period shall be automatically extended on June 15, 1999 and on June 15 of each subsequent year (the "Annual Renewal Date") for a period ending three (3) years from each Annual Renewal Date unless either party shall give written notice of nonrenewal to the other party at least ninety (90) days prior to an Annual Renewal Date, in which event this Agreement shall terminate at the end of the then existing Employment Period.

                  (b) Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Board of Directors of each of Bancorp and Bank to Executive. As used in this Agreement, "Cause" shall mean any of the following:

                        (i) Executive's conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood, or a crime involving moral turpitude, or the actual incarceration of Executive for a period of forty-five (45) consecutive days or more;

                        (ii) Executive's failure to follow the good faith lawful instructions of the Board of Directors of Bancorp or Bank with respect to its operations, following written notice of such instructions; or

                        (iii) Executive's willful failure to substantially perform Executive's duties to Bancorp or Bank, other than a failure resulting from Executive's incapacity because of physical or mental illness, which willful failure results in demonstrable material injury and damage to Bancorp or Bank.

If this Agreement is terminated for Cause, Executive's rights under this Agreement shall cease as of the effective date of such termination.

                  (c) Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive's voluntary termination of employment (other than in accordance with Section 5 of this Agreement), retirement at Executive's election, or Executive's death, and Executive's rights under this Agreement shall cease as of the date of such voluntary termination, retirement at Executive's election, or death; provided, however, that, if Executive dies after Executive delivers a Notice of Termination (as defined in Section 5(a) of this Agreement), the provisions of
Section 13(b) of this Agreement shall apply.

                  (d) Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive's disability and Executive's rights under this Agreement shall cease as of the date of such termination; provided, however, that, if Executive becomes disabled after Executive delivers a Notice of Termination (as defined in Section 5(a) of this Agreement), Executive shall nevertheless be absolutely entitled to receive all of the compensation and benefits provided for in, and for the term set forth in, Section 6 of this Agreement. For purposes of this Agreement, disability shall mean Executive's incapacitation by accident, sickness, or otherwise which renders Executive mentally or physically incapable of performing the services required of Executive for three hundred sixty (360) consecutive days.

                  (e) Executive agrees that, in the event his employment under this Agreement is terminated, Executive shall concurrently resign as a director of Bancorp or Bank, or any affiliate of Bancorp or Bank, if he is then serving as a director of any of such entities.

            4. Employment Period Compensation.

                  (a) Salary. For services performed by Executive under this Agreement, Bancorp and Bank shall pay Executive a salary, in the aggregate, during the Employment Period, at the rate of $150,000 per year, payable at the same times as salaries are payable to other executive employees of Bancorp or of Bank. Bancorp and/or Bank may, from time to time, increase Executive's salary, and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of Bancorp or of Bank or any committee of such Boards in the resolutions authorizing such increases.

                  (b) Bonus. For services performed by Executive under this Agreement, Bancorp and Bank shall pay Executive a bonus, in the aggregate, during the Employment Period, in such amounts and at such times, annually, as is provided in such executive incentive plan for Executive as shall be approved by the Board of Directors of Bancorp and in effect from time to time. In addition, Bancorp and/or Bank may, from time to time, pay such other bonus or bonuses to Executive as Bancorp and/or Bank, in their sole discretion, deem appropriate. The payment of any such bonuses shall not reduce or otherwise affect any other obligation of Bancorp and/or Bank to Executive provided for in this Agreement. Notwithstanding the foregoing, Executive shall be entitled to receive a cash bonus relating to Executive's first full year of employment in an amount not to exceed $25,000 upon the attainment of financial goals mutually agreed upon by Executive and the Boards of Directors of Bancorp and Bank.

                  (c) Vacation. During the term of this Agreement, Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Boards of Directors of Bancorp and Bank plus such other personal or bonus days as may be set forth in the policies of Bancorp and Bank. Executive shall not be entitled to receive any additional compensation from Bancorp and Bank for failure to take a vacation, nor shall Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Boards of Directors of Bancorp and Bank.

                  (d) Automobile. During the term of this Agreement, Bancorp and Bank shall provide Executive with exclusive use of an automobile. Bancorp and Bank shall be responsible and shall pay for all costs of insurance coverage, repairs, maintenance and other operating and incidental expenses, including license, fuel and oil. Bancorp and Bank shall provide Executive with a replacement automobile at approximately the time Executive's automobile reaches three (3) years of age or 50,000 miles, whichever is first, and approximately every three (3) years or 50,000 miles thereafter, upon the same terms and conditions.

                  (e) Employee Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to employees and executives of Bancorp and Bank, to the extent commensurate with his then existing duties and responsibilities, as fixed by the Boards of Directors of Bancorp and Bank, including without limitation enrollment in Bank's Supplemental Executive Retirement Program (SERP). Bancorp and Bank shall not make any changes in such plans, benefits or privileges which would adversely affect Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of Bancorp and Bank and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other executive officer of Bancorp and Bank. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 4(a) hereof.

                  (f) 1999 Stock Options. Bancorp agrees to prepare and submit to its shareholders, in connection with its 1999 Annual Meeting of Shareholders, a stock option plan providing for the grant of stock options to employees of Bancorp and Bank. Executive shall be granted nonqualified stock options to purchase 3,000 shares of common stock of Bancorp, effective upon the date of shareholder approval of such plan, at an exercise price equal to the fair market value of such shares on the date of grant. Such options shall be subject to a three-year vesting provision, with 1/3 of the total number of options vesting on the first annual anniversary of your employment with Bancorp and Bank and an additional 1/3 of the total number of options vesting on each subsequent annual anniversary date thereafter. Such options will provide for a term of ten years.

            5. Termination of Employment Following Change in Control.

                  (a) If a Change in Control (as defined in Section 5(b) of this Agreement) shall occur and if thereafter, at any time during the term of this Agreement, there shall be:

                        (i) any involuntary termination of Executive's employment (other than for the reasons set forth in Section 3(b) or 3(d) of this Agreement);

                        (ii) any reduction in Executive's title, responsibilities, including reporting responsibilities, or authority, including such title, responsibilities, or authority as such title, responsibilities, or authority may be increased from time to time during the term of this Agreement;

                        (iii) the assignment to Executive of duties inconsistent with Executive's office on the date of the Change in Control or as the same may be increased from time to time after the Change in Control;

                        (iv) any reassignment of Executive to a location greater than twenty-five (25) miles from the location of Executive's office on the date of the Change in Control;

                        (v) any reduction in Executive's annual base salary in effect on the date of the Change in Control or as the same may be increased from time to time after the Change in Control;

                        (vi) any failure to continue Executive's participation in any of Bancorp's incentive compensation or bonus plans in which Executive participated at the time of the Change in Control or any change or amendment to any provisions of any of such plans which would materially decrease the potential benefits to Executive under any of such plans;

                        (vii) any failure to provide Executive with benefits at least as favorable as those enjoyed by Executive under any of Bancorp's retirement or pension, life insurance, medical, health and accident, disability or other employee plans in which Executive participated at the time of the Change in Control, or the taking of any action that would materially reduce any of such benefits in effect at the time of the Change in Control;

                        (viii) any requirement that Executive travel in performance of his duties on behalf of Bancorp or Bank for a significantly greater period of time during any year than was required of Executive during the year preceding the year in which the Change in Control occurred;

                        (ix) any sustained pattern of interruption or disruption of Executive for matters substantially unrelated to Executive's discharge of Executive's duties on behalf of Bancorp; or

                        (x) any breach of this Agreement of any nature whatsoever on the part of Bancorp or Bank;

then, at the option of Executive, exercisable by Executive within one hundred twenty (120) days of the occurrence of any of the foregoing events, Executive may resign from employment with Bancorp and Bank (or, if involuntarily terminated, give notice of intention to collect benefits under this Agreement) by delivering a notice in writing (the Notice of Termination") to Bancorp and Bank and the provisions of Section 6 of this Agreement shall apply.

                  (b) As used in this Agreement, "Change in Control" shall mean the occurrence of any of the following:

                        (i) (A) a merger, consolidation, or division involving Bancorp, (B) a sale, exchange, transfer, or other disposition of substantially all of the assets of Bancorp, or (C) a purchase by Bancorp of substantially all of the assets of another entity, unless (x) such merger, consolidation, division, sale, exchange, transfer, purchase or disposition is approved in advance by eighty percent (80%) or more of the members of the Board of Directors of Bancorp who are not interested in the transaction and (y) a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and of the Board of Directors of such entity's parent corporation, if any, are former members of the Board of Directors of Bancorp; or

                        (ii) any other change in control of Bancorp similar in effect to any of the foregoing.

            6. Rights in Event of Termination of Employment Following Change in Control.

                  (a) In the event that Executive delivers a Notice of Termination (as defined in Section 5(a) of this Agreement) to Bancorp and Bank, Executive shall be absolutely entitled to receive the compensation and benefits set forth below:

                        (i) If, at the time of termination of Executive's employment, a "Tax Change" (as defined in Section 6(a)(iii) of this Agreement) has also occurred, Bancorp and Bank shall make, in the aggregate, a lump-sum cash payment to Executive no later than thirty (30) days following the date of such termination in an amount ("X") determined pursuant to the following formula: X = (2.99A - B) x (1 + C)D.

      For the purpose of the foregoing formula,


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

      A = Executive's base amount, determined pursuant to Section 28OG(b)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code");

      B = the present value of all other amounts which qualify as parachute payments under Code Section 28OG(b)(2)(A) or (B) (without regard to the provisions of Code Section 28OG(b)(2)(A)(ii)), such present value to be determined pursuant to the provisions of Code Section 28OG;

      C = 120% times 0.5 times the lowest of the semiannual applicable federal rates (determined pursuant to Code Section 1274(d)) in effect on the date of the "Tax Change"; and

      D = the number of whole semiannual periods plus any fraction of a semiannual period from the later of the date of the "Tax Change" or the Change in Control to the date of termination of Executive's employment.

Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if the amount determined under "B" above equals or exceeds 2.99 times the amount determined under "A" above, no payment shall be made to Executive under this Section 6, nor shall Executive be required to make any payment to Bancorp or Bank.

                        (ii) If, at the time of termination of Executive's employment, a "Tax Change" has not occurred, Bancorp shall make a lump-sum cash payment to Executive no later than thirty (30) days following the date of such termination in an amount equal to (A) 2.99 times the lesser of (I) Executive's base amount determined pursuant to the principles set forth in the regulations promulgated under Code Section 28OG(b)(3)(A) and as though a "Tax Change" had occurred on the date of Executive's termination of employment and (II) Executive's base amount so determined but as though a "Tax Change" will occur in the calendar year following the date of Executive's termination of employment, minus (B) any other amounts paid or payable within thirty (30) days following Executive's termination of employment which would constitute (or be presumed to constitute) parachute payments under Code Section 28OG(b)(2)(A) or (B) (without regard to the provisions of Code Section 28OG(b)(2)(A)(ii)) if a "Tax Change" had occurred on the date of such termination of employment.

                        (iii) For purposes of this Agreement, "Tax Change" means a change (A) in the ownership or effective control of Bancorp or (B) in the ownership of a substantial portion of the assets of Bancorp, determined pursuant to regulations promulgated under Section 28OG of the Code. Such term also means any similar change with respect to Bank or an affiliate, to the extent provided in such regulations.

                        (iv) To the extent benefits become payable under Section 6(a)(i) or Section 6(a)(ii) by reason of Executive's termination of employment on or after his attainment of age 62-1/2, the following amount, if less than the amount calculated under the relevant section, shall be paid within thirty (30) days of such termination in lieu of the amount otherwise payable:


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

                                                          Percentage of Basic
      If Termination Occurs                               Compensation Payable
      ---------------------                               --------------------

      On or after age 62-1/2 but before age 63                    250%
      On or after age 63 but before age 63-1/2                    200%
      On or after age 63-1/2 but before age 64                    150%
      On or after age 64 but before age 64-1/2                    100%
      On or after age 64-1/2 but before age 65                     50%
      On or after age 65                                            0%

      For purposes of this paragraph, the term "Basic Compensation" shall mean the sum of (A) Executive's highest annualized base salary within the three
      (3) years immediately preceding termination of employment, and (B) Executive's highest amount of bonuses paid or accrued with respect to the three (3) calendar years immediately preceding such termination.

                  (b) Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise. The amount of payment or the benefit provided for in this Section 6 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

            7. Rights in Event of Termination of Employment Absent Change in Control.

                  (a) In the event that Executive's employment is involuntarily terminated by Bancorp and/or Bank without Cause and no Change in Control shall have occurred at the date of such termination, Bancorp and Bank shall pay (or cause to be paid), in the aggregate, to Executive in cash, within thirty (30) days following termination, an amount equal to [3.0] times the Executive's base salary in effect on the date of termination plus (ii) a portion of the bonus otherwise payable to Executive for the year in which such termination occurs pro-rated for the period of time Executive is employed during such year. Notwithstanding the preceding sentence, in the event the lump sum payment described in the preceding sentence, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Code Section 4999, such lump-sum shall be retroactively (if necessary) reduced to the extent necessary to avoid such imposition. Upon written notice to Executive, together with calculations of Bancorp's independent auditors, Executive shall remit to Bancorp the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax.

                  (b) Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise. The amount of payment or the benefit provided for in this Section 7 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

                  (c) To the extent benefits become payable under this Section 7 by reason of termination of Executive's employment on or after his attainment of age 62-1/2, the amounts set forth in Section 6(a)(iv), if less than the amounts payable under this Section 7, shall be paid within thirty (30) days of such termination in lieu of the amount otherwise payable under this Section 7.

                  (d) The amounts payable pursuant to this Section 7 shall constitute Executive's sole and exclusive remedy in the event of involuntary termination of Executive's employment by Bancorp and/or Bank in the absence of a Change in Control.

            8. Covenant Not to Compete.

                  (a) Executive hereby acknowledges and recognizes the highly competitive nature of the business of Bancorp and Bank and accordingly agrees that, during and for the applicable period set forth in Section 8(c) hereof, Executive shall not:

                        (i) be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation, or enterprise engaged, in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which Bancorp or any of its subsidiaries is engaged during the Employment Period, in any county in which, at any time during the Employment Period or at the date of termination of the Executive's employment, a branch, office or other facility of Bancorp or any of its subsidiaries is located, or in any county contiguous to such a county, including contiguous counties located outside of the Commonwealth of Pennsylvania (the "Non-Competition Area"); or

                        (ii) provide financial or other assistance to any person, firm, corporation, or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which Bancorp or any of its subsidiaries is engaged during the Employment Period, in the Non-Competition Area.

                  (b) It is expressly understood and agreed that, although Executive and Bancorp consider the restrictions contained in Section 8(a) hereof reasonable for the purpose of preserving for Bancorp and its subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 8(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 8(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

                  (c) The provisions of this Section 8 shall be applicable commencing on the date of this Agreement and ending on one of the following dates, as applicable:

                        (i) if Executive's employment terminates in accordance with the provisions of Section 3 (other than Section 3(b) relating to termination for Cause), the effective date of termination of employment;

                        (ii) if Executive's employment terminates in accordance with the provisions of Section 3(b) of this Agreement (relating to termination for Cause) or the Executive voluntarily terminates his employment other than in accordance with the provisions of Section 5 hereof, the first anniversary date of the effective date of termination of employment; or

                        (iii) if the Executive voluntarily terminates his employment in accordance with the provisions of Section 5 hereof, the effective date of termination of employment.

            9. Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive's residence, in the case of notices to Executive, and to the principal executive offices of Bancorp and Bank, in the case of notices to Bancorp and Bank.

            10. Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Boards of Directors of Bancorp and Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

            11. Assignment. This Agreement shall not be assignable by any party, except by Bancorp and Bank to any successor in interest to their respective businesses.

            12. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement.

            13. Successors; Binding Agreement.

                  (a) Bancorp and Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of Bancorp and Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Bancorp and Bank would be required to perform it if no such succession had taken place. Failure by Bancorp and Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement and the provisions of Section 3 of this Agreement shall apply. As used in this Agreement, "Bancorp" and "Bank" shall mean Bancorp and Bank as defined previously and any successor to their respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

                  (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees. If Executive should die after a Notice of Termination is delivered by Executive, or following termination of Executive's employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee, or, if there is no such designee, to Executive's estate.

            14. Arbitration. Bancorp, Bank and Executive recognize that, in the event a dispute should arise between them concerning the interpretation or implementation of this

Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution, in Reading, Pennsylvania, to the American Arbitration Association (the "Association") in accordance with the Association's National Rules for the Resolution of Employment Disputes or other applicable rules then in effect ("Rules"). Bancorp and Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. Bancorp and Bank and Executive, may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association's pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, Bancorp, Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.

            15. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

            16. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

            17. Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                   FIRST LEESPORT BANCORP, INC.


                                   By  /s/ John T. Connelly               (SEAL)
                                     -------------------------------------

                                   Attest:  /s/ Jenette L. Eck
                                          --------------------------------------

                                                       "Bancorp"


                                   FIRST NATIONAL BANK OF LEESPORT

                                   By  /s/ John T. Connelly               (SEAL)
                                     -------------------------------------

                                   Attest:  /s/  Raymond H. Melcher, Jr.
                                          --------------------------------------

                                                         "Bank"

Witness:

/s/ Loren Burkey                    /s/ Raymond H. Melcher, Jr.           (SEAL)
---------------------------        ---------------------------------------
                                           Raymond H. Melcher, Jr.

                                                 "Executive"


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